Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of May 11, 2010, is entered into by and between Six Flags Entertainment Corporation, a Delaware corporation (“the Company”) and Al Weber, Jr. (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive desire that Executive serve as the Company’s President and Interim Chief Executive Officer on the terms set forth in this Agreement and to confirm the terms and conditions of such employment by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

1.             Term of Employment.  The term of Executive’s employment by the Company pursuant to this Agreement shall commence on May 11, 2010 (the “Effective Date”) and shall expire on the fourth anniversary of the Effective Date (such term, including any extension thereof pursuant to the next sentence, the “Term”), subject to earlier termination in accordance with Section 4 hereof.  The Term shall automatically extend for additional one year periods absent written notice to the contrary by either party not less than sixty (60) days prior to the end of the Term (a “Notice of Non-Renewal”).

2.             Position, Duties and Location.

(a)       Position and Duties.  Executive shall initially serve as the President and Interim Chief Executive Officer of the Company (the period during which Executive serves as Chief Executive Officer, the “CEO Period”).  Notwithstanding the foregoing, the Company may appoint another person to serve as President and/or Chief Executive Officer, upon the effectiveness of which appointment Executive shall become Chief Operating Officer (the period during which Executive serves as Chief Operating Officer, if any, the “Second Period”).  During the Term, Executive shall have the duties and responsibilities for the position(s) then held by Executive that are commensurate with those held by similarly situated executives at similarly situated companies of similar size, and such other duties and responsibilities assigned by the Board that are reasonably consistent with Executive’s position.  During the CEO Period, Executive shall report solely and directly to the Board.  During the Second Period, Executive shall report solely and directly to the Company’s Chief Executive Officer.

(b)       Attention and Time.  Executive shall devote substantially all his business attention and time to his duties hereunder and shall use his reasonable best efforts to carry out such duties faithfully and efficiently.  During the Term, it shall not be a violation of this Agreement for Executive to (i) serve on industry, trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities as described herein.  Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board, which approval shall not be unreasonably withheld.  Notwithstanding the foregoing, Executive shall resign from any outside positions if the Board determines in good faith that such activities interfere in any material respect with the performance of Executive’s duties and responsibilities for the Company.

(c)      Location.  Executive’s principal place of employment shall be located at the Company’s main corporate headquarters in New York City (the “Headquarters”); provided that Executive shall travel and shall render services at other locations, both as may reasonably be required by his duties hereunder.

3.             Compensation.

(a)       Base Salary.  Executive shall receive a base salary (as applicable, the “Base Salary”) at an annual rate of $800,000 during the CEO Period and at a reduced annual rate determined by the Board during the Second Period, which shall not be less than $600,000.  Executive’s Base Salary shall be reviewed by the Company at least annually for increase, beginning on the first anniversary of the Effective Date.  Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its employees.  In the event that Executive’s Base Salary is increased by the Board in its discretion at any time during the Term, such increased amount shall thereafter constitute the Base Salary.

(b)       Annual Bonus.  During the Term, Executive shall participate in the Company’s annual bonus program generally applicable to named executive officers of the Company on substantially the same terms and conditions generally applicable to such named executive officers, which terms shall be approved annually during the CEO Period by the Board following consultation with Executive.  Executive’s minimum, target and maximum bonus opportunity shall be determined by the Board in good faith and shall be reasonably commensurate with Executive’s position(s) with the Company at the relevant time; provided that Executive’s target bonus opportunity (“Target Bonus”) and maximum bonus opportunity (“Maximum Bonus”) shall be 100% and 150%, respectively of Base Salary.  Notwithstanding the foregoing, for the 2010 performance year, Executive’s annual bonus shall be (i) based on the Company’s attainment of performance targets that are determined by the Board no later than June 1, 2010 after good faith discussions with Executive and (ii) pro rated for the portion of the 2010 fiscal year this Agreement is in effect.  The Target Bonus and Maximum Bonus for 2010 shall be $800,000 and $1,200,000, respectively.  Any annual bonus payable to Executive shall be paid during the calendar year following the performance year within five days of the filing of the Company’s Form 10-K for the performance year (or, if the Company is not required to file a Form 10-K, within five days of the completion of the audit of the applicable performance year).

(c)       Equity Awards; Equity Purchase.  Not later than the earlier of (i) 30 days after Executive’s promotion on a permanent basis to Chief Executive Officer or within 60 days of the commencement of employment of another permanent Chief Executive Officer (if Executive is employed by the Company at the end of such 60-day period), and (ii) the first anniversary of the Effective Date, the Board shall grant an equity award to Executive that the Board believes in good faith is commensurate with Executive’s current and expected future role with the Company.  The terms and conditions of such award shall be consistent with those generally applicable to named executive officers of the Company.

(d)       Other Compensation and Benefits.  During the Term, Executive shall be entitled to participate in or receive benefits under any employee benefit programs of the Company (including life, health and disability programs) that are made generally available to named executive officers of the Company to the extent that Executive complies with the conditions attendant with coverage under such plans or arrangements..  Nothing contained herein shall be construed to prevent the Company from modifying or terminating any plan or arrangement (excluding, as it relates to Executive, the annual bonus program for 2010 described in Section 3(b)).  Notwithstanding the foregoing, Executive shall be entitled to four weeks of paid vacation per calendar year.

(e)       Expenses.  During the Term, Executive shall be entitled to perquisites on the same basis as other named executive officers of the Company generally.  In addition, the Company shall promptly reimburse Executive in accordance with applicable Company policy for all reasonable expenses that Executive incurs during his employment with the Company in carrying out Executive’s duties under this Agreement.  In addition, the Company shall reimburse Executive for reasonable legal fees and expenses in an amount up to $5,000 incurred in connection with negotiating this Agreement.  By the first anniversary of the Effective Date, Executive shall relocate his primary residence to the New York City metropolitan area (the “Relocation Date”).  The Company shall reimburse Executive in accordance with applicable Company policy for reasonable expenses incurred in connection with such relocation.  Until the first anniversary of the Effective Date, the Company shall pay Executive a housing allowance of $7,500 per month for housing in the New York metropolitan area.

(f)        Additional Compensation and Benefits.  Nothing contained in this Agreement shall limit the Board in awarding, in its discretion, additional compensation and benefits to Executive.

4.             Termination of Employment.  Executive’s employment shall terminate automatically upon his death or Disability.  The Company may terminate Executive’s employment for Cause or without Cause.  Executive may terminate his employment with or without Good Reason.  Upon termination of Executive’s employment for any reason, the Company shall pay Executive within 10 business days of his Date of Termination (except with respect to reimbursements described in clause (D), which shall be paid within 20 business days of

Executive’s Date of Termination) (A) unpaid Base Salary through the Date of Termination; (B) any earned but unpaid bonus for the prior fiscal year; (C) any benefits due to Executive under any employee benefit plan of the Company and any payments due to Executive under the terms of any Company program, arrangement or agreement, including insurance policies but excluding any severance program or policy and (D) any expenses owed to Executive, provided Executive properly submits documentation therefor in accordance with applicable Company policy within 10 business days after the Date of Termination ((A), (B), (C) and (D) collectively, the “Accrued Amounts”).

(a)       Death; Disability; Termination For Cause; Termination without Good Reason.  Upon a termination of Executive’s employment (i) due to Executive’s death or Disability, or (ii) by the Company for Cause or by Executive without Good Reason, Executive (or, in the case of Executive’s death, Executive’s estate and/or beneficiaries) shall be entitled to Executive’s Accrued Amounts and Executive shall have no further right or entitlement under this Agreement to payments arising from termination of his employment due to death or Disability, by the Company for Cause or by Executive without Good Reason.  In addition, in the event of the termination of Executive’s employment due to death or Disability, Executive (or Executive’s estate) shall be entitled to (i) a pro rata portion (based on the number of days during the applicable performance year Executive was employed by the Company) of the annual bonus that would otherwise have been paid to Executive if his employment had not so terminated, payable at the time described in Section 3(b) and (ii) immediate vesting of all options,  restricted stock and other equity-based incentive awards then held by Executive (collectively “Equity Awards”), with all outstanding options and stock appreciation rights remaining exercisable for their originally scheduled term.  Moreover, in the event of the termination of Executive’s employment due to Disability, Executive shall be entitled to payment of an amount equal to Executive’s Base Salary for the year of termination, such amount to be paid in equal installments over the one-year period following Executive’s Date of Termination in accordance with the Company’s payroll practices.

(b)       Termination Without Cause or for Good Reason.  In the event that, during the Term, (i) the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason or (ii) Executive terminates his employment with the Company during the 10-day period following expiration of the Term due to the Company delivering a Notice of Non-Renewal, Executive shall be entitled to the Accrued Amounts and the following payments and benefits in lieu of any payments or benefits under any severance program or policy of the Company or its Affiliates:

(A)          payment of an amount equal to the sum of (X) Executive’s Base Salary (excluding any reductions thereto that serve as the basis for a termination for Good Reason or, if Executive terminates for Good Reason pursuant to clause (A) of the definition thereof, any reductions implemented in connection with the Executive becoming Chief Operating Officer) and (Y) Target Bonus for the year of termination, such amount to be paid in equal installments over the one-year period following Executive’s Date of Termination in accordance with the Company’s payroll practices;

(B)           continued coverage for a period of twelve (12) months commencing on the Date of Termination or until Executive receives comparable coverage (determined on a benefit-by-benefit basis) from a subsequent employer for Executive (and his eligible dependents, if any) under the Company’s health plans (including medical and dental) and life insurance plans on the same basis as such coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations); and

(C)           immediate vesting of the greater of (i) the unvested Equity Awards that would have vested in the twelve (12) month period following Executive’s Date of Termination and (ii) 50% of the unvested Equity Awards, with all vested options and stock appreciation rights remaining exercisable for the shorter of their originally scheduled respective terms and one year following Executive’s Date of Termination; provided that if a termination under this Section 4(b) occurs before and with the cooperation of the acquirer or merger partner in the Change in Control or during the twenty-four (24) month period following a Change in Control, all of the Equity Awards shall fully vest and all outstanding options and stock appreciation rights shall remain exercisable for their originally scheduled respective terms.

(c)       Release.  As a condition to receiving the payments and benefits set forth in Section 4(b), Executive shall be required, within 60 days of Executive’s Date of Termination (including, without limitation, a Date of Termination that occurs after the expiration of the Term), to execute, deliver and not revoke (with any applicable revocation period having expired) a general release of claims in a form attached hereto as Exhibit A.  Any payments or benefits that would otherwise have been made during such 60-day period shall not be made and shall be accumulated and paid in a single lump sum on the expiration of such 60-day period.

(d)       Full Discharge.  The amounts payable to Executive under this Section following termination of Executive’s employment shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries, and Executive acknowledges that such amounts are fair and reasonable, and his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder or breach of this Agreement.  Nothing contained in this sub-section shall serve as a bar to any claim that would not have been released if Executive executed the release attached as Exhibit A upon Executive’s Date of Termination, whether or not such release is required to be executed in connection with such termination.

(e)       Definitions.  For purposes of this Agreement, the following definitions shall apply:

(i)          “Affiliate” shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

(ii)         “Board” shall mean the Board of Directors of the Company.  The duties and responsibilities of the Board hereunder may be exercised by a committee of the Board, which shall be considered to be the “Board” for purposes hereof.

(iii)        “Cause” shall mean:  (A) Executive’s continued failure (except where due to physical or mental incapacity) to endeavor in good faith to substantially perform his duties hereunder after written notice from the Company requesting such performance; (B) Executive’s material malfeasance or gross neglect in the performance of his duties hereunder; (C) Executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (D) the commission by Executive of an act of fraud or embezzlement against the Company or any Affiliate; (E) Executive’s material breach of any material provision of this Agreement (as determined in good faith by the Board) that is not remedied within fifteen (15) days after (I) written notice from the Company specifying such breach and (II) the opportunity to appear before the Board; (F) Executive’s material violation of a material Company policy that causes demonstrable damage to the Company, which damage is not insignificant;  (G) Executive’s continued failure to cooperate in any audit or investigation involving the Company or its Affiliates or its or their financial statements or business practices that is not remedied within fifteen (15) days of written notice from the Company specifying such failure ; or (H) Executive’s actual gross misconduct that the Board determines in good faith adversely and materially affects the business or reputation of the Company and its subsidiaries taken as a whole; provided that in any dispute pursuant to Section 10 regarding whether “Cause” exists under this clause (H), the arbitrator shall make a de novo review of whether Executive’s actual gross misconduct adversely and materially affected the business or reputation of the Company and its subsidiaries taken as a whole, it being understood that Executive’s termination shall be determined by the arbitrator to have been by the Company without Cause under this clause (H) if either (a) Executive did not actually engage in gross misconduct or (b) such gross misconduct did not in fact have an adverse and material effect on the business or reputation of the Company and its subsidiaries taken as a whole

(iv)        “Change in Control” shall mean:  (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding (x) any employee benefit plan of the Company, (y) any Permitted Holder or (z) any acquisitions pursuant to a transaction described in clause (D) below, that does not constitute a Change in Control), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only through the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the voting stock of the Company; (B) at any time, the Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board;  (C) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (D) consummation of any merger, consolidation or like business combination or reorganization of the Company that results in the voting securities of the Company outstanding immediately prior to the consummation of such merger, consolidation or like business combination or reorganization not representing (either by remaining outstanding or by being converted into voting securities of the applicable surviving or other entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or other entity (or the ultimate parent company thereof) outstanding immediately after such merger, consolidation or like business combination or reorganization.  Only one (1) Change in Control may occur during the Term.

(v)         “Continuing Directors” shall mean, as of any date of determination, any member of the Board who (i) was a member of the Board on the date of this Agreement or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

(vi)        “Date of Termination” / “Notice of Termination.”  Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than termination due to death) shall be communicated by a written notice to the other parties hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a “Date of Termination” (a “Notice of Termination”) which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice.  A Notice of Termination submitted by the Company may provide for a “Date of Termination” on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion not to exceed thirty (30) days following the date of such notice.  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company thereafter from asserting such fact or circumstance within a period of six months from the Date of Termination in order to enforce Executive’s or the Company’s otherwise applicable rights hereunder.  For purposes of clarity, a Notice of Non-Renewal is not a Notice of Termination.

(vii)       “Disability” shall mean the Executive’s inability due to a mental or physical impairment to perform his duties for the Company for 90 consecutive days or 180 days in any two-year period.

(viii)      “Good Reason” shall mean the occurrence, without Executive’s express written consent, of:  (A) the appointment of any person other than Executive as Chief Executive Officer of the Company; (B) an adverse change in Executive’s title or an adverse change in Executive’s reporting obligations, other than, in each case, as contemplated by Section 2(a); (C) a material diminution in Executive’s employment duties, responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position, in each case, other than as contemplated by Section 2(a); (D) any reduction in Base Salary other than a reduction in Base Salary contemplated in Section 3(a) (provided that if Executive’s Base Salary is reduced as contemplated by Section 3(a), any further reduction thereto shall constitute Good Reason hereunder) or any reduction in Executive’s Target Bonus or Maximum Bonus (as expressed as a percentage of Base Salary); or (D) any material breach by the Company of Section 3 or Section 9 of this Agreement; provided that Executive may terminate for Good Reason only if (I) within 30 days of the date Executive has actual knowledge or reasonably should have had actual knowledge of the occurrence of an event of Good Reason, Executive provides written notice of the Company specifying such event, (II) the Company does not cure such event within 60 days of such notice and (III) Executive terminates his employment within 15 business days of the end of such cure period.  For purpose of clause (I), the Board shall determine in good faith the date Executive reasonably should have had actual knowledge of the occurrence of an event of Good Reason.

(ix)         “Permitted Holders” shall mean each person or entity (and any affiliate of such person) beneficially owning more than 10% of the Company’s voting stock on the Effective Date.

(x)          “Plan” shall mean the Company’s final Plan of Reorganization in filed in connection with its May 2010 emergence from restructuring.

(xi)         “Subsidiary” of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the voting stock.

(e)       Other Positions.  Executive shall immediately resign, and shall be deemed to have immediately resigned without the requirement of any additional action, from any and all position Executive holds (including, if applicable, as a member of the Board) with the Company and its Affiliates on Executive’s Date of Termination.

(f)        Breach of Payment Obligation.  If the Company fails (other than pursuant to Section 18) to pay any material amount due to Executive (or Executive’s estate) pursuant to this Section 4 as a result of Executive’s termination of employment within the fifteen (15) day period following written notice by Executive (it being understood and agreed that such notice may not be given until any such material payment has not been paid for at least 15 days following its scheduled payment date), the restrictions imposed by Section 7(a)(i) and (ii) shall immediately terminate.

5.             Confidentiality of Trade Secrets and Business Information.  Executive agrees that Executive shall not, at any time during Executive’s employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any Subsidiary of the Company (collectively, “Confidential Information”), obtained by him during the course of such employment, except for (i) disclosures and uses required in the course of such employment or with the written permission of the Company, (ii) disclosures with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, the enforcement of Executive’s rights under this Agreement, or (iii) as may be required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such disclosure; provided that, if, in any circumstance described in clause (iii), Executive receives notice that any third party shall seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company’s sole expense) in seeking a protective order against such disclosure. Notwithstanding the foregoing, “Confidential Information” shall not include information that is or becomes publicly known outside the Company or any of its subsidiaries other than due to a breach of Executive’s obligations under this paragraph.

6.             Return of Information.  Executive agrees that at the time of any termination of Executive’s employment with the Company or expiration of the Term, whether at the instance of Executive or the Company, and regardless of the reasons therefore, Executive shall deliver to the Company (at the Company’s expense), any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information that are in Executive’s possession or under Executive’s control, except as otherwise consented in writing by the Company at the time of such termination.  The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Executive’s compensation), but only to the extent such copies do not contain any Confidential Information other than that which relates directly to Executive, including his compensation.

7.             Noncompetition, Noninterference, Nondisparagement and Cooperation.

(a)       General.  In consideration for the compensation payable to Executive under this Agreement, Executive agrees that Executive shall not, during Executive’s employment with the Company other than in carrying out his duties hereunder and for a period of one (1) year after any termination of employment, directly or indirectly (i) render services in any capacity (including as an employee, director, member, consultant, partner, investor or independent contractor) to a Competitor, regardless of the nature thereof, (ii) engage in any activity which is in direct conflict with or materially adverse to the interests of the Company or any Subsidiary, (iii) attempt to, or assist any other person in attempting to, employ, engage, retain or partner with, any person who is then, or at any time during the one hundred eighty (180) day-period prior thereto was, a director, officer or employee of the Company or a Subsidiary, or encourage any such person or any consultant, agent or independent contractor of the Company or any Subsidiary to terminate, alter or modify such relationship with the Company or any Subsidiary nor (iv)  solicit any then current customer or business partner of the Company or any Subsidiary to terminate, alter or modify its relationship with the Company or the Subsidiary or to interfere with the Company’s or any Subsidiary’s relationships with any of its customers or business partners .  During the Term and for two (2) years thereafter, Executive agrees not to make any public statement that is intended to or would reasonably be expected to disparage the Company, its Affiliates or its or their directors, officers, employees, businesses or products other than as required in the good faith discharge of his duties hereunder.  During the Term and for two (2) years thereafter, the Company (including directors and officers of the Company in their capacity as such) agrees that it shall not make a public statement that is intended to or would reasonably be expected to disparage Executive.  At the request of Executive, the Company shall direct its directors and officers to not make any statements that would violate this Section 7(a) if they were made by the Company.  Notwithstanding the foregoing, nothing in this Section shall prevent any person from (A) responding publicly to any incorrect, disparaging or derogatory public statement made by or on behalf of the other party to the extent reasonably necessary to correct or refute such public statement or (B) making any truthful statement to the extent required by law.

(b)       Cooperation.  Executive agrees to cooperate, in a reasonable manner and at the expense of the Company, with the Company and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment.

(c)       Definition.  For purposes of this Agreement, “Competitor” shall mean any business or enterprise in the theme park business, which shall include, without limitation, amusement and water parks.  Notwithstanding the foregoing, Executive’s provision of services to an Affiliate or unit of a Competitor that is not directly engaged in the theme park business shall not be a violation of the restrictions of this Section 7 so long as Executive does not provide services in respect of the theme park business and does not have direct or indirect managerial or oversight responsibility or authority for the theme park business.  Nothing contained herein shall prevent Executive from acquiring, solely as an investment, any publicly-traded securities of any person so long as he remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof.

8.             Enforcement.  Executive acknowledges and agrees that:  (i) the purpose of the covenants set forth in Sections 5 through 7 above (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under the Restrictive Covenants would be inadequate.  Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.  If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions.  In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 7 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

9.             Indemnification.

(a)       The Company agrees that if Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative, excluding any action instituted by Executive, any action related to any actual violation of Section 16 of the Exchange Act by Executive or any action brought by the Company for compensation or damages related to Executive’s breach of this Agreement (a “Proceeding”), by reason of the fact that he was a director, officer, employee, consultant or agent of the Company, or was serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators.  The Company shall reimburse Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him in connection with any Proceeding within twenty (20) business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses.  Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.

(b)       Neither the failure of the Company (including its board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 9(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.

(c)       The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides other similarly-situated executives for six years after Executive’s Date of Termination.

(d)       Nothing in this Section 9 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, Executive would otherwise have under the Company’s certificate of incorporation or by-laws or under applicable law.

10.           Arbitration.  In the event that any dispute arises between the Company and Executive regarding or relating to this Agreement and/or any aspect of Executive’s employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association (“AAA”), before a single arbitrator in New York, New York.  The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction.  Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief.  The parties hereby consent to the exclusive jurisdiction of the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above.  Out-of-pocket costs and expense reasonably incurred by Executive in connection with such arbitration (including attorneys’ fees) shall be paid by the Company with respect to each claim on which the arbitrator determines Executive substantially prevails.

11.           Mutual Representations.

(a)       Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors.  Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

(b)       Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) shall not constitute a default under, or conflict with, any agreement or other instrument to which he is a party or by which he is bound and (ii) as to his execution and delivery of this Agreement do not require the consent of any other person.

(c)       The Company represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the person signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(d)       Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.

12.           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally, (ii) by registered or certified mail, postage prepaid with return receipt requested, (iii) by facsimile with evidence of completed transmission, or (iv) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:

Six Flags Entertainment Corporation.
1540 Broadway; 15th Floor
New York, New York 10036

Attention: James M. Coughlin, Esq.

Fax: (212) 354-3089

If to Executive:

Al Weber, Jr.
c/o Six Flags Entertainment Corporation
1540 Broadway; 15th Floor
New York, New York 10036

13.           Assignment and Successors.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law).  Anything herein to the contrary notwithstanding, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death or judicially determined incompetence by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

14.           Governing Law; Amendment.  This Agreement shall be governed by and construed in accordance with the laws of Delaware, without reference to principles of conflict of laws.  This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

15.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

16.           Tax Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

17.           No Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.  Any provision of this Agreement may be waived by the parties hereto; provided that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.

18.           No Mitigation.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as set forth herein, such amounts shall not be subject to offset or otherwise reduced whether or not Executive obtains other employment.  The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company have against Executive for any reason; provided that the Company may cease making the payments or providing the benefits, in each case, under Section 4 if Executive materially violates the provisions of Sections 5, 6 and 7 and, if curable, does not cure such violation within fifteen (15) days after written notice from the Company.

19.           Section 409A.  This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the Date of Termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of his Date of Termination or death.  To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive’s Date of Termination or death.  Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).  Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.  Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any expense reimbursement (including without limitation any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

20.           Headings.  The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

21.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto, including, without limitation, the Consulting Agreement between Executive, Kings Leisure Partners LLC and the Ad Hoc Committee of SFI Noteholders dated as of March 1, 2010; provided, however, that the SFI Noteholders’ obligations under such agreement shall not terminate with respect to the accrued but unpaid consulting fees through May 15,  2010 and to reimbursable expenses owed under such agreement through the Effective Date.  For purposes of clarity, any information protected by a confidentiality or nondisclosure arrangement between Executive and any Affiliate of the Company entered into prior to the date of this Agreement shall, for the duration of such obligation, be governed by Section 5.  In the event of any inconsistency between the terms of this Agreement and the terms of any other Company plan, policy, equity grant, arrangement or agreement with Executive, the provisions most favorable to Executive shall govern.

22.           Duration of Terms.  The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to give effect to such rights and obligations.

23.           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTION COPY

IN WITNESS WHEREOF, Executive and the Company have caused this Agreement to be executed as of the date first above written.

SIX FLAGS ENTERTAINMENT CORPORATION.

By:	/s/ Usman Nabi
Usman Nabi
Chairman

/s/ Al Weber, Jr.
Al Weber, Jr.

EXHIBIT A

Agreement and General Release

Agreement and General Release (“Agreement”), by and between Al Weber, Jr. (“Executive” and referred to herein as “you”) and Six Flags Entertainment Corporation, a Delaware corporation (the “Company”).

1.             In exchange for your waiver of claims against the Released Persons (as defined below) and compliance with the other terms and conditions of this Agreement, upon the effectiveness of this Agreement, the Company agrees to provide you with the payments and benefits provided in Section 4 of your employment agreement with the Company, dated May 11, 2010 (the “Employment Agreement”) in accordance with the terms and conditions of the Employment Agreement.

2.             (a)  In consideration for the payments and benefits to be provided to you pursuant to section 1 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its subsidiaries, divisions, affiliates and related business entities, successors and assigns, and any of its or their respective directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (in each case, in their capacity as such) (collectively the “Released Persons”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “Claims”), which you have had, now have, or may have against any of the Released Persons by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter arising up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

(b)           Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Persons from any and all such claims, whether known or unknown, which you have had, now have, or may have against the Released Persons arising out of your employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Persons subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, or the Fair Labor Standards Act of 1938, in each case as amended [update as appropriate]; (ii) any other claim whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

(c)           Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that arise after the date on which you sign this Agreement, including, without limitation, such claims related to any equity award held by you; (2) for the payments or benefits required to be provided under Section 4 of the Employment Agreement; (3) regarding rights of indemnification and receipt of legal fees and expenses to which you are entitled under the Employment Agreement, the Company’s or a subsidiary of the Company’s Certificate of Incorporation or By-laws (or similar instrument), pursuant to any separate writing between you and the Company or any subsidiary of the Company or pursuant to applicable law; or (4) relating to any claims for accrued, vested benefits under any employee benefit plan or retirement plan of the Released Persons subject to the terms and conditions of such plan and applicable law (excluding any severance or termination pay plan, program or arrangement, claims to which are specifically waived hereunder.

(d)           In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied.  [Update to include reference to any applicable statute regarding the waiver of unknown claims.]

3.             (a)  This Agreement is not intended, and shall not be construed, as an admission that any of the Released Persons has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b)           Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(c)           You represent and warrant that you have not assigned or transferred to any person or entity any of my rights which are or could be covered by this Agreement, including but not limited to the waivers and releases contained in this Agreement.

4.             This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

5.             This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

6.             You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider for at least [twenty-one (21)] [forty[five (45)] days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

7.             You understand that you will have at least [twenty-one (21)] [forty[five (45)]  days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement.  You may accept this Agreement by signing it and returning it to the Company’s General Counsel at the address specified pursuant to Section 12 of the Employment Agreement on or before               .  After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to the General Counsel at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement.  The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the “Agreement Effective Date”).  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in Section 1 above, shall be deemed automatically null and void.

8.             Any dispute regarding this Agreement shall be subject to Delaware law without reference to its choice of law provisions.  You agree to reimburse the Company for out-of-pocket costs and expense reasonably incurred by in connection with enforcing this Agreement (including attorney’s fees) with respect to each claim on which the Company substantially prevails.

EXECUTIVE

Al Weber, Jr.

SIX FLAGS ENTERTAINMENT CORPORATION

Usman Nabi
Chairman